                              Exhibit 21.1

Cross Country Consulting, Inc.
Cross Country Staffing, Inc.
Cross Country TravCorps, Inc.
CCTC, Inc.
CC Local, Inc.
CFRC, Inc.
TVCM, Inc.
TravCorps Corporation
Cejka & Company
E-Staff, Inc.
e2Staff, Inc.
Cross Country Seminars, Inc.
CC Staffing, Inc.
ClinForce, Inc.
Gill/Balsano Consulting, L.L.C.
HospitalHub, Inc. (f/k/a Ashley One, Inc.)
Jennings Ryan & Kolb, Inc.
NovaPro, Inc.